Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG
Triumvirate Environmental, Inc.
Triumvirate Environmental (Baltimore), LLC
Perma-Fix Environmental Services, Inc.
and
Perma-Fix of Maryland, Inc.

January 8, 2008

Table of Contents

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (the "Agreement"), dated as of January 8, 2008, by and among Triumvirate Environmental, Inc., a Massachusetts corporation ("TEI"); Triumvirate Environmental (Baltimore), LLC, a Maryland limited liability company (the "Buyer"); Perma-Fix Environmental Services, Inc., a Delaware corporation ("Parent"); and Perma-Fix of Maryland, Inc., a Maryland corporation (the "Company").

This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, substantially all the assets of the Company (other than the Retained Assets, as hereinafter defined) used by Company in connection with its commercial fuel operations and waste oil removal and remediation business (the "Business"), for the consideration provided herein.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" means (i) in the case of an individual, the members of the immediate family (including the individual's spouse and the parents, siblings and children of the individual and/or the individual's spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

"Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York City, New York, are authorized or required by law to close.

"Business Entity" means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

"Carbon Avenue" means the real property located at 1500 Carbon Avenue, Baltimore, Maryland 21226 and all buildings, improvements, fixtures, construction in process and the like thereon, as more fully defined in the applicable Real Estate Purchase and Sale Agreement.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or limited liability company, as amended and restated through the date hereof.

"Claim" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Compliance" or words of similar meaning shall mean the strict adherence to any and all applicable Legal Requirements.

"Current Assets" means the sum, as of the Closing Date, of the value of the Company's cash and cash equivalents, restricted cash, prepaid expenses (exclusive of prepaid insurance and other inter-company expenses for which Buyer does not receive a benefit upon transfer of the Purchase Assets), inventory and other current assets as of the Closing Date, plus the amount of any outstanding accounts receivable of the Company as of the Closing Date collected by Buyer during the 120 day period following the Closing.

"Current Liabilities" means, as of the Closing Date, the value of the Company's accounts and trade payables, accrued expenses (exclusive of accrued income taxes and accrued reserves for environmental liabilities), accrued compensation, and current and long term obligations under all of the Company's equipment leases.

"Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, request for information, proceeding, Lien, notice of Lien, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

"Environmental Law" means any applicable federal, state and local laws, statutes, ordinances, rules, regulations as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to the environment. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any

regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Maryland Code §1-801 et. seq., the Maryland Uniform Environmental Covenants Act; Maryland Code §2-101 et. seq., Ambient Air Quality Control; Maryland Code §4-201 et. seq., Stormwater Management; Maryland Code §4-401 et seq., Water Pollution Control and Abatement; Maryland Code §6-601 et. seq., Toxic, Carcinogenic and Flammable Substances; Maryland Code §7-101 et seq., Hazardous Materials and Hazardous Substances; Code of Maryland Regulations ("COMAR") Title 26, Subtitle 8; COMAR Title 26, Subtitle 10; COMAR Title 26, Subtitle 11; COMAR Title 26, Subtitle 13; COMAR Title 26, Subtitle 17; COMAR Title 26, Subtitle 26; The Code of Public Local Laws of Baltimore City; Virginia Code, Title 62.1, Chapter 3.1 the State Water Control Law; Virginia Code Title 10.1, Chapter 14 The Virginia Waste Management Act; Virginia Code Title 10.1, Chapter 21.1 The Virginia Water Quality Improvement Act of 1997; Virginia Code Title 10.1, Chapter 13; 9 Virginia Administrative Code ("VAC") 20-60-10 – 20-60-1505; 5-10-10 – 9 VAC 5-510-250; 9 VAC 20-80-10 – 20-90-130; 9 VAC 20-110-10 – 20-110-130; 9 VAC 20-160-10 – 20-160-130; 25-10-10 – 9 VAC 25-820-70; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act and any similar state and local laws or by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

"ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company, is treated as a "single employer" for purposes of Section 414 of the Code.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Hazardous Materials" includes but is not limited to any and all substances biological and etiologic agents or materials (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, chlorinated solvents; polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives, any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms, or any etiologic agents or materials, and any other substance or exposure.

"Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

"IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

"Knowledge" or words of similar meaning shall mean when referring to the Company and the Parent, the actual knowledge of any officer, director or member of management of Parent and the Company, after due inquiry and examination of the books and records of the Company (as the case may be).

"Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

"Material Adverse Effect" means a material adverse impact or effect on the business, operations, assets, liabilities, or condition (financial or otherwise) of the Company, or the occurrence of an event, circumstance or other matter that would reasonably be expected to have such material adverse impact or effect, provided, however, that any such impact or effect less than $15,000 individually or less than $40,000 in the aggregate for all such events, circumstances or other matters shall not be considered a Material Adverse Effect.

"Net Working Capital" means the difference between the Company's Current Assets and Current Liabilities.

"Off-site Contamination" shall mean the following: any Release and/or threat of Release of Hazardous Materials (including, without limitation, any degradation byproducts) at, on, to,

from, beneath, and/or under any property off the premises owned or leased by the Company for the purpose of conducting the Business, and any soil, groundwater, surface water, sediment, air or any other element or substance which is or in the future becomes impacted or affected by any of the foregoing.

"Officer's Certificate" means a certificate signed in the name of a corporation, partnership, association, trust or limited liability company by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, General Manager or, if so specified, the Clerk, Secretary or officer appointed to execute on behalf of the partnership, association, trust or limited liability company, acting in his or her official capacity.

"On-site Contamination" means environmental liabilities for conditions within the legal property boundaries of the facilities locate at (i) Carbon Avenue and (ii) Sun Street, provided however, that such liabilities shall exclude liabilities owing to governmental authorities prior to the Closing Date for fines, assessments or judgments or third party tort claims or causes of action existing or arising prior to the Closing Date.

"Person" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

"PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

"Predecessor" means any Person, if any, whose status or activities could give rise to a claim against Buyer or the Company as a successor in interest to such Person.

"Purchase Documents" means this Agreement, each of the Real Estate Purchase and Sale Agreements, the Bill of Sale, the Closing Memorandum and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

"Release" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in Compliance with all Environmental Laws and Permits.

"Subsidiary" means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

"Sun Street" means the real property located at 3200 Sun Street, Baltimore Maryland and all buildings, improvements, fixtures, construction in process and the like thereon, as more fully defined in the applicable Real Estate Purchase and Sale Agreement.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, any consolidated tax returns of the Company and its Affiliates, including any schedule or attachment thereto, and including any amendment thereof.

1.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each term:

Term	Section
2006 Financial Statements	4.5
Agreed Amount	9.4(b)
Agreement	Preamble
Allocation Schedules	2.5
Arbitrator	2.6
Assumed Liabilities	2.3
Basket Amount	9.5(a)
Bill of Sale	2.8
Business	Preamble
Business Relationship	6.1(f)
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Losses	9.2
Cap	9.5(b)
Carbon Properties	2.7
Claim Notice	9.4(a)
Claimed Amount	9.4(a)
Closing	Article III
Closing Balance Sheet	2.6
Closing Memorandum	6.3(c)
Closing Net Working Capital	2.6
Closing Date	Article III
Code	2.5
Company	Preamble
Company Indemnitees	9.3

Company Intellectual Property	4.12
Company Losses	9.3
Contested Amount	9.4(c)
Default	4.14
Disclosure Schedules	Article IV (Preamble)
EPA	4.19
Estimated Working Capital	2.6(c)
Financial Statements	4.5
Hired Employee	6.2(a)
Indemnifying Party	9.4(a)
Indemnitees	9.3
Large Customers	4.15
Large Suppliers	4.15
Legal Requirement	4.16(b)
Losses	9.3
Most Recent Financial Statements	4.5
Necessary Permits	4.16
Non-Solicitation Period	6.1(f)
Notice of Disagreement	2.6
Outside Date	8.1(b)
Parent	Preamble
PCBs	4.19
Perma-Fix of Ft. Lauderdale	7.1(q)
Plan	4.18(iv)
Prior Transaction	4.19
PTE	7.1(p)
Purchased Assets	2.1
Purchase Price	2.4
Real Estate Purchase and Sale Agreement(s)	2.7
Response Notice	9.4(b)
Restricted Party	6.1(f)
Retained Assets	2.2
Retained Liabilities	2.3
Straddle Periods	10.9(a)
Sun Street Properties	2.7
TEI	Preamble
Transfer Taxes	10.9(b)
UCC	6.1(r)

ARTICLE II

PURCHASE AND SALE OF ASSETS OF THE COMPANY

2.1 Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Article III, and, with respect to or arising out of the

purchase of each of the Carbon Street and Sun Street properties from the Company, each of the Real Estate Purchase and Sale Agreements), Company shall sell, assign, transfer and convey to the Buyer or TEI (as shall be determined by TEI at or prior to the Closing), and the Buyer or TEI (as shall be determined by TEI at or prior to the Closing) shall purchase, acquire and accept from Company, all of the following assets of the Company (the "Purchased Assets") used in or required for the operation of the Business (other than those assets defined as "Retained Assets," as such term is defined in Section 2.2 below). The Purchased Assets shall consist of only the following assets and properties, provided, however, that notwithstanding the following list of assets and properties, none of the Purchased Assets shall include any of the Retained Assets:

(a) all assets owned by the Company set forth on Schedules 2.1(a) attached hereto, including, without limitation: (i) all inventories wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit; (ii) all machinery, computers, computer software programs, equipment, processing equipment, fixtures and furniture; and (iii) all motor vehicles;

(b) all of the Company's trade and other accounts receivable outstanding as of the Closing and that are payable to the Company;

(c) all rights and interests of the Company in and to those certain contracts for the purchase of materials, supplies and services and the sale of products and services, equipment leases, real estate leases, capital leases, and licenses listed under the applicable heading on Schedules 2.1(c) attached hereto;

(d) all of the Company's books, records and other data, except minute and stock record books, journals, ledgers and books of original entry, provided, however, that Parent may retain copies of such books and records;

(e) all of the Company's goodwill, dealer and customer lists and all other sales and marketing information, and all know-how, technology, drawings, engineering specifications, bills of materials, software and other intangible assets of the Company;

(f) all of Company's interest in patents, patent applications, proprietary designs, copyrights, trade names, servicemarks, trademarks and trademark applications, in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

(g) all permits (including, without limitation, all Environmental Permits) licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are held by the Company, to the extent the same are transferable;

(h) all cash and cash equivalents and restricted cash of the Company as of the Closing Date, except the Purchase Price;

(i) the Carbon Avenue and Sun Street properties;

(j) all prepaid expenses of the Company as of the Closing Date for which Buyer will receive a benefit upon transfer of the Purchased Assets;

(k) all customer accounts of the Company and backlog as of the Closing Date;

(l) all business records relating to each of the aforementioned items;

(m) the exclusive right to use the name "A&A Environmental Services" and all variants thereof; and

(n) except for Retained Assets described in Section 2.2 below, all other items of property, real or personal, tangible or intangible, including without limitation all securities, corporate names, restrictive and negative covenant agreements with employees and others, and computer programs owned, used by or accruing to the benefit of the Company.

2.2 Retained Assets. The Company will retain ownership only of the following assets (collectively, the "Retained Assets"):

(a) the Company's minute and stock record books, journals, ledgers and books of original entry;

(b) the Company's rights under this Agreement;

(c) the Purchase Price;

(d) prepaid insurance proceeds; and

(e) those assets or contracts identified on Schedules 2.2(d), which are not otherwise included among the Purchased Assets.

2.3 Liabilities. On and after the Closing Date, the Buyer or TEI (as determined by TEI at the Closing) shall assume and agrees to pay, perform and discharge when due, as additional consideration for the purchase of the Purchased Assets, only the following debts, obligations and liabilities of the Company (collectively, the "Assumed Liabilities"):

(a) accrued compensation liabilities as of the Closing Date;

(b) all of the Company's outstanding accounts and trade payables, which are unpaid as of the Closing Date;

(c) all accrued expenses (excluding accrued income taxes and inter-company expenses arising in the ordinary course of business, which are unpaid as of the Closing Date);

(d) all liabilities under any customer accounts/contracts set forth on Schedule 2.1(c) accruing subsequent to the Closing Date;

(e) all of the Company's liabilities and obligations under those certain equipment leases and real estate leases set forth on Schedules 2.3(e) attached hereto, to the extent

such obligations are by the terms of such contracts required to be performed and/or paid at or after the Closing Date and relate to the Purchased Assets;

(f) all obligations and liabilities for On-site Contamination; and

(g) any and all other liabilities arising or incurred by the Buyer subsequent to the Closing Date.

The Buyer shall not assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for any of the Company's debt and obligations not listed above as Assumed Liabilities including, without limitation, (i) any and all liabilities with respect to any federal, state or local income Taxes required to be paid by the Company for any period ending on or prior to the Closing Date or as a result of the sale of the Purchased Assets to the Buyer pursuant to this Agreement; (ii) any and all liabilities arising as a result of the Company's termination of its insurance policies, leases, contracts and employee benefit pension and profit sharing plans; (iii) any and all severance obligations to employees of the Company in effect prior to the Closing Date, including, without limitation, those obligations set forth on Schedule 4.20 attached hereto (except for such obligations that arise after the Closing as a result of acts of Buyer at the Closing); (iv) any liabilities related to the conduct of the Business (other than Assumed Liabilities) that arose on or prior to the Closing Date; (v) any and all liabilities of the Company arising in connection with any fines, penalties, claim, litigation or proceeding with respect to the operation of the Business (including, without limitation, those matters set forth on Schedule 4.21 attached hereto); (vii) any and all liabilities for any Off-site Contamination existing as of the Closing Date; (viii) any and all legal, brokerage and accounting fees and expenses incurred by the Company or Parent in connection with the negotiation, execution and performance of this Agreement, including, without limitation, the brokerage agreement set forth on Schedule 4.23 attached hereto; (ix) any and all of the Plans listed on Schedule 4.18; (x) any contract, agreement, instrument or arrangement (whether oral or in writing) listed on Schedule 4.14 attached hereto that are not being assumed by TEI or Buyer in accordance with this Section 2.3; (xi) the municipal liens set forth on Schedule 4.8 attached hereto; and (xii) any and all other liabilities arising or incurred by the Company subsequent to the Closing Date (collectively, the "Retained Liabilities").

2.4 Purchase Price. Subject to adjustments that may be made in accordance with Sections 2.6, the purchase price (the "Purchase Price") to be paid by the Buyer to the Parent and Company for the Purchased Assets shall be Three Million Eight Hundred Twenty-Five Thousand Dollars ($3,825,000), plus the Buyer's assumption of the Assumed Liabilities. The Purchase Price shall be paid to the Company by wire transfer of immediately available federal funds.

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Schedule 2.5 attached hereto. The Company, Parent, TEI and the Buyer agree to be bound by such allocations and to complete and attach Internal Revenue Form 8594 to their respective federal income tax returns to reflect such allocations (the "Allocation Schedules"). The Allocation Schedule shall be adjusted by Buyer, TEI, or the Company or Parent for any post-Closing adjustment to the Purchase Price or to the amount of any liabilities of the Company included in amount realized for federal income tax purposes.

Buyer shall file all Tax Returns (including amended Tax Returns and claims for refunds) in a manner consistent with the Allocation Schedule, as adjusted, and shall not take any position inconsistent with the allocations set forth in the Allocation Schedule, as adjusted, unless required to do so in accordance with a "determination" as defined in Section 1313(a)(i) of the Code or as otherwise required by law; provided, however, that the Tax basis in the Purchased Assets may exceed the total amount allocated in order to reflect Buyer's capitalized transaction costs not included in the Purchase Price or the Assumed Liabilities included in amount realized, and the Company's amount realized may be less than the total amount allocated in order to reflect the Company's transaction costs.

2.6 Adjustment to Asset Purchase Price.

(a) Working Capital. Within 130 days following the Closing Date, Buyer shall deliver to Parent and the Company a balance sheet of for the Company (in its final and binding form, the "Closing Balance Sheet") setting forth the net working capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Net Working Capital"). The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and, except as otherwise specified in this Agreement, shall be prepared in a manner consistent with past practices. The Closing Balance Sheet will exclude any of the Company's accounts receivable as of the Closing Date that are not collected within 120 days after the Closing Date. Parent and the Company shall cooperate with Buyer as reasonably requested in connection with the preparation of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties ten (10) days following the Parent's receipt thereof, unless the Company shall give written notice of its disagreement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved by the Arbitrator. During the thirty (30) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review the Company's and its representatives' working papers relating to the Notice of Disagreement. At the end of the thirty (30)-day period referred to above, the parties shall submit to binding arbitration before Grant Thornton in Boston, Massachusetts (the "Arbitrator") for review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Arbitrator shall make a final determination of the Closing Net Working Capital, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. In resolving any matters in dispute, the Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand. The Arbitrator's determination will be based solely on presentations made by Buyer and Parent and the Company and in accordance with the

guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet and the determination of the Closing Net Working Capital shall become final and binding on the parties on the date the Arbitrator delivers his final resolution in writing to the parties (which final resolution shall be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Arbitrator, in making the final determination of the Closing Net Working Capital, shall be shared equally by Buyer and the Parent and the Company.

(b) Post-Closing Adjustment. If the Closing Net Working Capital is greater than $500,000, then the Purchase Price shall be increased by the difference between the Closing Net Working Capital and $500,000 on a dollar for dollar basis. In the event the Closing Net Working Capital is less than $500,000, then the Purchase Price shall be decreased on a dollar for dollar basis by the difference between the Closing Net Working Capital and $500,000. Any adjustment to the Purchase Price shall be made within three (3) Business Days after the Closing Balance Sheet becomes final and binding on the parties, by wire transfer to the Buyer or the Company, as the case may be, in immediately available funds of the amount of such difference.

(c) Estimated Net Working Capital. Not more than ten (10) days prior to the Closing Date, the Company shall prepare and deliver Buyer an estimate of the Net Working Capital as of the Closing Date ("Estimated Net Working Capital"). In the event that the Estimated Net Working Capital is equal to or less than ninety-five percent (95%) of $500,000, then the Company shall cause a sufficient amount of the Company's account payables to be paid in full prior to the Closing in such amount such that the Closing Net Working Capital will not be less than $475,000. At Closing, the Company shall provide Buyer with documented evidence of the payment of such accounts payable pursuant to the foregoing sentence upon the payment thereof.

2.7 Real Estate Purchase and Sale Agreement. On the date hereof, the Company and each of Carbon Properties, Inc. ("Carbon Properties") and Sun Street Properties, Inc. ("Sun Street Properties"), each of which is an Affiliate of TEI and Buyer, will execute and deliver a Real Estate Purchase and Sale Agreement, in substantially the form of Exhibits A-1 and A-2, respectively, attached hereto (each a "Real Estate Purchase and Sale Agreement," and collectively, the "Real Estate Purchase and Sale Agreements"), relating to the purchase of each of (i) Carbon Avenue, and (ii) Sun Street. The transactions contemplated by each of the Real Estate Purchase and Sale Agreements must close and be consummated effective as of the Closing.

2.8 Execution and Delivery of Documents of Title by the Company. At the Closing, the Company shall execute and deliver to the Buyer a bill of sale, in substantially the form attached hereto as Exhibit B (the "Bill of Sale") and such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to affect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer good and merchantable title in all of the Purchased Assets. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order to more effectively sell, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.

2.9 Collection of Accounts Receivable. After the Closing Date, Buyer will exercise its commercially reasonable efforts to collect the accounts receivable existing as of the Closing Date in order to minimize the amount of accounts receivable which remain uncollected one hundred and twenty (120) days after the Closing Date without any requirement to incur third party expenses in collection efforts. In the event that after the 120 day period commencing on the Closing Date, any of the Company's accounts receivable existing as of the Closing Date which remain outstanding shall be assigned by Buyer to the Company within 125 days after the Closing and any proceed from collection there from shall be retained by the Company.

ARTICLE III

CLOSING

The closing of the transactions described herein (the "Closing") shall take place at the offices of Posternak Blankstein & Lund LLP, The Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199 at 9:00 a.m. on January 8, 2008, or at such other place or time as the parties hereto may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date." For purposes of this Agreement, the effective time of the Closing means 12:01 a.m. est. on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

The Company and Parent, jointly and severally, hereby represent and warrant to the Buyer and TEI as of the date hereof, that the statements contained in this Article IV with respect to the Company are true and correct, except as set forth in the Disclosure Schedules attached hereto (the "Disclosure Schedules"). The Disclosure Schedules shall be arranged by Schedules corresponding to the numbered and lettered section and paragraphs contained in this Article IV, and the disclosures in any Schedule of the Disclosure Schedules shall qualify only the corresponding section or paragraph in this Article IV; provided, however, that a disclosure in a Schedule of the Disclosure Schedules shall be deemed to have been set forth in another Schedule of the Disclosure Schedules where such disclosure set forth in such other Schedule is specifically cross-referenced.

4.1 Organization and Qualification. Each of the Company and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and Parent has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted. The copies of the Company's Charter and By-Laws, as amended to date, certified by its Secretary and delivered to the Buyer's counsel prior to the Closing, are true, complete and correct. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification, except where such failure to qualify does not result in a Material Adverse Effect.

4.2 Authority; No Violation. Each of the Company and Parent has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and Parent has been duly and validly authorized and approved by all necessary corporate action. This Agreement constitutes the legal and binding obligation of the Company and Parent, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Assuming the accuracy of the representations and warranties of Buyer, the entering into of this Agreement by each of the Company and Parent does not, and the consummation by each of the Company and Parent of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to the Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws, the effect of which would have a Material Adverse Effect, (b) the Company's Charter or by-laws, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company or under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company is a party or by which it is bound, or to which any property of the Company is subject, the effect of which would have a Material Adverse Effect.

4.3 Authorized and Outstanding Stock. At the Closing, the authorized capital stock of the Company will consist of 10,000 shares of common stock, $.001 par value per share, of which 10,000 shares are validly issued and outstanding. Parent is the sole record and beneficial owner of the Company.

4.4 Subsidiaries. The Company currently has no Subsidiaries.

4.5 Financial Statements. Attached hereto as Schedule 4.5 are the following (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of December 31, 2006, for the Company (collectively, the "2006 Financial Statements"); and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of September 30, 2007, for the Company (the "Most Recent Financial Statements" and, together with the 2006 Financial Statements, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments (which will not result in a Material Adverse Effect) and the absence of footnotes and other usual presentation items.

4.6 Absence of Undisclosed Liabilities. Except as set forth in the Most Recent Financial Statements and in Schedule 4.6 attached hereto, there are no liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due

or then accrued or to become due), except for liabilities which have arisen in the ordinary course of business of the Company since the date of the Most Recent Financial Statements.

4.7 Absence of Certain Changes. Except as otherwise disclosed in Schedule 4.7 attached hereto, since the date of the Most Recent Financial Statements there has not been:

(a) to the Knowledge of the Company and Parent, any change in the business, operations, assets, liabilities, or conditions (financial or otherwise) of the Company, that, by itself or in conjunction with all other such changes, not arising in the ordinary course of business that involves more than $40,000;

(b) any obligation or liability incurred by the Company, other than obligations and liabilities incurred in the ordinary course of business for an amount not more than $10,000 in each case or $25,000 in the aggregate;

(c) any Lien placed on any of the Purchased Assets which remains in existence on the date hereof;

(d) any contingent liabilities incurred by the Company with respect to the obligations of any other Person that would result in a Material Adverse Effect;

(e) any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of any part of the Company's properties or assets, other than purchases for and sales from inventory for fair consideration in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $10,000 for any single item and $50,000 in the aggregate for all such items;

(f) any damage, destruction or loss, whether or not covered by insurance having a Material Adverse Effect;

(g) any labor trouble or claim of unfair labor practices involving the Company having a Material Adverse Effect; any material change in the employment contracts of or compensation payable or to become payable by the Company to any of its officers, directors or employees or any bonus payment or arrangement made to or with any of such officers, directors or employees or any change in coverage or benefits available under any Plan described in Section 4.18;

(h) any material change with respect to the Company's management or supervisory personnel;

(i) any material obligation or liability incurred by the Company with respect to any loan, advance or commitment to lend by any bank, financial institution or institutional lender to any of the officers, directors, employees or stockholders of the Company or to any other Person; or any material loans or advances made by the Company to any officers, directors, employees or stockholders of the Company, except for normal compensation, professional fees and expense allowances payable to officers and directors;

(j) any contracts, licenses, leases or agreements entered into by the Company which are outside the ordinary course of business or which obligate the Company for more than $10,000 in any one case or more than $25,000 in the aggregate;

(k) any recapitalization or reorganization;

(l) any amendment or other change (or any authorization to make such an amendment or change) to the Company's Charter or by-laws, except as required in connection with the consummation of the transactions contemplated hereby;

(m) any postponement or delay in payment of any accounts payable or other liability of the Company except in the ordinary course of business consistent with prior practices;

(n) any cancellation, waiver, compromise or release of any right or claim either involving more than $50,000 or outside the ordinary course of business consistent with prior practices; or

(o) any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $50,000 to which any of the Company is a party or by which it is bound.

4.8 Title, Sufficiency and Condition of the Purchased Assets. Except as set forth on Schedule 4.8 (which may include a title commitment relating to each of Carbon Avenue and Sun Street) the Company has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, and free of any material infractions or non-compliance with zoning and building laws. The sale and delivery of the Purchased Assets to the Buyer pursuant hereto shall vest in the Buyer good and marketable title thereto, free and clear of any and all Liens, other than as disclosed in Schedule 4.8 hereto or as may be created by the Buyer. The Company owns or leases all real, personal, tangible and intangible property and assets necessary for the conduct of their respective businesses as such businesses are presently conducted and are proposed to be conducted, and all such property and assets are included in the Purchased Assets, except for Retained Assets. All tangible properties and assets owned or leased by the Company and contained in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform with all applicable laws, statutes, ordinances, rules and regulations, the failure of which would not have a Material Adverse Effect.

4.9 Real Estate.

(a) Schedule 4.9(a) attached hereto lists and describes briefly all real property owned by the Company. With respect to each such parcel of owned real property: (i) there are no pending or, to the Knowledge of the Company and Parent, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property; (ii) except as disclosed in Schedule 4.9(a) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately; and (iii) to the Knowledge of the Company and Parent, the land does not serve any adjoining property for any purpose inconsistent with the use of the land.

(b) Schedule 4.9(b) lists and describes all real property leased or subleased to the Company. With respect to each such lease and sublease: (i) correct and complete copies thereof have been delivered to the Buyer; (ii) the lease or sublease is legal, valid binding, enforceable, and in full force and effect and will continue to be so on identical terms following the consummation of the transactions contemplated hereby; and (iii) no party to the lease or sublease is in breach or default thereunder. The Company has good and marketable leasehold interests in, and enjoys peaceful and quiet possession of, all of the real property described in each lease and sublease set forth on Schedule 4.9(b), there are no disputes thereunder, and, to the Knowledge of the Company and Parent, there have been no threatened cancellations thereof. All necessary government approvals with respect to such leased property have been obtained, all necessary filings or registrations therefore have been made, and there have been, to the Knowledge of the Company and Parent, no threatened cancellations thereof and there are no outstanding disputes thereunder. The Company has performed all obligations required to be performed by it under such leases and all of such leased or subleased real property, and all equipment and fixtures on or serving such leased or subleased real property, are in good operating condition and repair, ordinary wear and tear excepted.

4.10 Accounts Receivable. All of the accounts receivable of the Company as of September 30, 2007 are properly reflected on Schedule 4.10 attached hereto, to the Knowledge of the Company and Parent, and are not subject to set-off or counterclaim, and, to the Knowledge of Parent and the Company, are collectible in such amount in the ordinary course of business. The Company has no accounts receivable or loans or notes receivable from any Affiliates or from any of its officers, directors, consultants, employees, agents or stockholders, except as set forth on Schedule 4.10.

4.11 Inventories. All of the supplies inventory of the Company can be used or consumed in the ordinary course of business as now conducted. Since the date of the Most Recent Financial Statements, except as set forth on Schedule 4.11, there has been no change in the amount of such inventory of the Company except for changes as a result of the material purchase and sale of, adjustment to, or consumption of inventory in the ordinary course of business consistent with prior practice, including, but not limited to, established seasonal patterns.

4.12 Intellectual Property. All patents, patent applications, proprietary designs, copyrights, software, trade names, servicemarks, trademarks and trademark applications which are owned by or licensed to the Company are listed in Schedule 4.12 attached hereto ("Company Intellectual Property"). To the Company's and Parent's Knowledge, none of the Company Intellectual Property violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Except as set forth on Schedule 4.12, the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Listed with Schedule 4.12 are the software programs present on the Company's computers and other software-enabled electronic devices that the Company or Parent owns or leases or that it has otherwise provided to the Company's employees for their use in connection with the Business and which are part of the Purchased Assets. To the Knowledge of the

Company and Parent, the Company Intellectual Property constitutes all of the intellectual property that is material to the conduct of the Business as now conducted or proposed to be conducted. The Company and/or Parent have paid all amounts required to be paid in connection with all software used by the Company, except as otherwise provided on Schedule 4.12 attached hereto.

4.13 Trade Secrets and Customer Lists. Except as disclosed on Schedule 4.13, the Company has the right to use, free and clear of any Claims or rights of any other Person, all trade secrets and customer lists required for or used in the development or marketing of all services and products being sold by it, and all of such trade secrets and customer lists shall be transferred to the Buyer as part of the Purchased Assets, the failure of which would have a Material Adverse Effect. Any material payments required to be made by the Company for the use of such trade secrets or customer lists are described in Schedule 4.13 attached hereto. To the Knowledge of the Company and Parent, the Company is not making an unlawful or wrongful use of any confidential information or trade secrets of any other Person, including without limitation any former employer of any present or past employee of the Company. Except as described on Schedule 4.13 to the Knowledge of the Company and Parent, no officer, director or employee of the Company is a party to any non-competition or confidentiality agreement with any Person other than the Company.

4.14 Contracts. Except for contracts, commitments, leases, licenses, plans and agreements described in Schedule 4.7, 4.14 or 4.18 attached hereto, the Company is not a party to or subject to:

(a) any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

(b) any employment or consulting contract or contract for personal services not terminable at will by the Company without penalty to the Company;

(c) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $10,000 each and which in the aggregate do not exceed $50,000;

(d) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $10,000;

(e) any contract or agreement with any sales agent, distributor of products of the Company involving more than $10,000;

(f) any contract or agreement concerning a partnership or joint venture with one or more Persons;

(g) any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company's freedom to compete in any line of business or in any location or with any Person;

(h) any license agreement (as licensor or licensee) (other than shrink wrap licenses) involving more than $10,000;

(i) any contract or agreement with either a stockholder or any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them, except Parent's cash management policy or filing consolidated income Tax Returns or management fees payable to Parent consistent with past practices;

(j) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation;

(k) any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person (other than lawful indemnification provisions contained in the Charters and by-laws of the Company in excess of $10,000; or

(l) any agreement under which the consequences of a default or termination would have a Material Adverse Effect.

Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided or made available to the Buyer prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in any of Schedules 4.7, 4.14 or 4.18. Except as listed and described in Schedule 4.14, the Company, or, to the Knowledge of the Company and Parent, any other Person, is in default under any such contract, commitment, plan, lease, license or agreement described in Schedule 4.14 (a "Default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default), which would have a Material Adverse Effect.

4.15 Customers. Schedule 4.15 attached hereto sets forth (i) the twenty (20) largest customers of the Company for the period from January 1, 2007 to September 30, 2007 (the "Large Customers") and (ii) the ten (10) largest suppliers of the Company (the "Large Suppliers"). Except as set forth on Schedule 4.15, none of the Large Customers or Large Suppliers have canceled or otherwise terminated, or, to the Knowledge of the Company and Parent threatened to cancel or otherwise terminate, their relationship with the Company. To the Knowledge of the Company and Parent, except as set forth on Schedule 4.15, none of the Large Customers or Large Suppliers intends to cancel or to decrease materially or limit its usage or purchase of the services or products of the Company, the result of which would have a Material Adverse Effect. Since September 10, 2007, the Company has not transferred or assigned all or any portion of the services provided to any Large Customer to any of its Affiliates or any third party except as disclosed on Schedule 4.15.

4.16 Compliance with Laws.

(a) Except as disclosed on Schedule 4.16, the Company has all licenses, permits, Environmental Permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct the Business as currently conducted and to occupy and use its real and personal properties without incurring any material liability, the failure of which would have a Material Adverse Effect ("Necessary Permits"), and is currently in Compliance with any and all recordkeeping, sampling, assessment, monitoring and document filing requirements of the same, the failure of which would have a Material Adverse Effect. With respect to each Necessary Permit, (i) the name of the holder of such Necessary Permit; (ii) the date of registration; (iii) the expiration date; and (iv) the registration number is set forth on Schedule 4.16(a) attached hereto. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to the Buyer of such Necessary Permits that are transferable under applicable law, except as otherwise required under any Environmental Law. Except as disclosed in Schedule 4.16, the Company is in Compliance with the terms and conditions of all Necessary Permits, the failure of which would have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.16, to the Knowledge of the Company and Parent, the Company has conducted and is conducting the Business in Compliance with applicable federal, state, local and foreign laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, zoning, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights) ("Legal Requirement"), the failure of which would have a Material Adverse Effect. Except as disclosed in Schedule 4.16, the Company is not now charged with, and, to the Knowledge of the Company and Parent, is not now under investigation with respect to, any possible material violation of any applicable Legal Requirement relating to any of the foregoing in connection with the Business. The Company has filed all reports required to be filed with any federal, state or local governmental, regulatory or administrative agency or authority, the failure of which would have a Material Adverse Effect.

4.17 Taxes. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company have been paid (whether or not shown on any Tax Return). The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No Claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. Neither the Company nor Parent is aware of any dispute or Claim concerning any liability for Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax

assessment or deficiency. The unpaid Taxes of the Company (i) did not, as of the date of the 2006 Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2006 Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

4.18 Employee Benefit Plans. Schedule 4.18 attached hereto lists and identifies each:

(i) "Employee Pension Benefit Plan" (as such term is defined in Section 3(2) of ERISA) of the Company or which the Company contributes to or participates in, which is not a Multiemployer Plan;

(ii) "Multiemployer Plan" (as such term is defined in Section 3(37) of 4001(a)(3) of ERISA) of the Company or which the Company contributes to or participates in;

(iii) "Employee Welfare Benefit Plan" (as such term is defined in Section 3(3) of ERISA) of the Company or which the Company contributes to or participates in; and

(iv) Stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, merit or performance bonus, vacation, sick pay or leave, fringe benefit plan, policy, or arrangement, or payroll practice, which is maintained or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any liability or contingent liability (individually a "Plan" and collectively, the "Plans").

To the Knowledge of the Company and Parent, each Plan which is intended to be "qualified" under Section 401(a) of the Code is and has been at all times so qualified or, in the case of a terminated plan, was so qualified throughout its existence, the failure of which would have a Material Adverse Effect; and each trust maintained thereunder is and has been at all times exempt from taxation under Section 501(a) of the Code, or in the case of a terminated trust, was so exempt throughout its existence, the failure of which would have a Material Adverse Effect. To the Knowledge of the Company and Parent, there have been no amendments to any such Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service. To the Knowledge of the Company and Parent, no event has occurred that will or could give rise to disqualification of any such Plan under the Code. To the Knowledge of the Company and Parent, no event has occurred that will or could subject any such Plan to tax under Section 511 of the Code. No Plan has incurred any "accumulated funding deficiency" (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has there been any failure to make by its due date a required installment under Section 302(e) of ERISA or Section 412(m) of the Code with respect to any Plan.

No Plan listed in Schedule 4.18 is subject to Title IV of ERISA, except as otherwise set forth on Schedule 4.18. No Plan listed in Schedule 4.18 is a Multiemployer Plan. Except as listed in Schedule 4.18, each Welfare Benefit Plan has been funded exclusively through the purchase of insurance contracts under which there are no retroactive rate adjustments or loss sharing arrangements. Each Plan complies and has been administered in form and

operation with all requirements of law and regulation applicable thereto, the failure of which would have a Material Adverse Effect. The Company and the ERISA Affiliates have performed all of their obligations under all such Plans. To the Knowledge of the Company and Parent, there have been no acts or omissions which have given rise to, or which could give rise to, any penalty, tax, or fine under Sections 409, 502(c), or 502(i) of ERISA, or Sections 4975 or 4976 of the Code, for which the Company or any ERISA Affiliate may be liable. To the Knowledge of the Company and Parent, none of the assets of any Plan are invested in any employer securities, employer real property, or any annuity contracts. All contributions required with respect to any Plan for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) will be timely made prior to the Closing by the Company or the ERISA Affiliates. Except as set forth on Schedule 4.18, neither the Company nor its ERISA Affiliates has any liability arising directly or indirectly in connection with any failure of the Company or any ERISA Affiliate to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or any applicable state law ("COBRA"). All required reports and descriptions of each Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been timely filed and distributed, the failure of which would have a Material Adverse Effect. Except as set forth on Schedule 4.18, none of the Company or any ERISA Affiliate has any plan or commitment to establish any additional Plans or to amend any existing Plan. Except as set forth on Schedule 4.18, no Plan provides benefits, including without limitation death, medical, or severance benefits, with respect to current or former employees, officers, or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an Employee Pension Benefit Plan, (iii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iv) benefits the full cost of which is borne by the current or former employee, officer, or director or his beneficiaries. There are no actions, suits, or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) pending or, to the Knowledge of the Company and Parent, threatened involving any Plans or the assets of such Plans, and, to the Knowledge of the Company and Parent, no facts exist which could give rise to any such action, suit, or claim. For each Plan, a true and complete copy of each of the following documents have been delivered to the Buyer: (i) Plan document and all amendments thereto; (ii) most recent Summary Plan Description (together with each Summary of Material Modifications required under ERISA); (iii) IRS Form 5500 Annual Report, if required under ERISA, for the two most recent plan years, together with all schedules, financial statements, and opinions of independent accountants; (iv) the actuarial report, if required under ERISA, for the two most recent plan years; (v) Form PBGC-1, if required under ERISA, for the two most recent plan years; (vi) if the Plan is funded through a trust or any third-party funding vehicle (including a voluntary employee benefit association under Section 501(c)(9) of the Code, or a "multiple employer welfare arrangement" described in Section 3(40) of ERISA), the trust or other funding agreement, all amendments thereto, and the latest financial statements thereof for the two most recent plan years; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

4.19 Environmental Matters. Except as disclosed on Schedule 4.19, the use and operation by the Company of all of its facilities and properties used in the Business has been, and

will be on the Closing Date, in Compliance with all Environmental Laws, the failure of which would result in a Material Adverse Effect, and no Environmental Action is currently pending, commenced, or, to the Knowledge of the Company and Parent, threatened with or against the Company alleging any failure so to comply, which would have a Material Adverse Effect. The Company has received all Environmental Permits required to allow it to conduct its operation and business, such Environmental Permits are valid and in effect, and, except as disclosed in Schedule 4.19, the Company is in Compliance with such Environmental Permits, the failure of which would result in a Material Adverse Effect. Except as set forth on Schedule 4.19, during the last three (3) years, the Company has never sent or arranged for the transportation of Hazardous Materials to a site, or owned or operated a site, which, pursuant to CERCLA or any similar state law, is, or is proposed (by the United States Environmental Protection Agency ("EPA") or similar state authority) to be placed, on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list. Except as set forth on Schedule 4.19, during the last three (3) years, the Company has not received notice from any Person, (i) that it has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA or any comparable State law with respect to a site listed or proposed to be listed on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted, is in the process of conducting or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials. Neither Parent nor the Company has received written notice subsequent to Parent's acquisition of the Company and the Purchase Assets (the "Prior Acquisition") and/or is aware, based solely on the representations and warranties set forth in the acquisition agreement relating to the Prior Acquisition, that any Predecessor received (i) any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, a Release or threat of Release of any Hazardous Materials at any location, or (ii) any notice of any other claim, demand, or action by any Person alleging any actual or threatened injury or damage arising from or relating to the presence, Release or threat of Release of any Hazardous Materials. Except as disclosed in Schedule 4.19, there are no underground fuel or other storage tanks located at any of the facilities of the Company. To the Knowledge of Parent and the Company, all such tanks disclosed in Schedule 4.19, together with all appurtenant piping, valve, and related facilities, are, except as disclosed in Schedule 4.19, structurally sound, are not currently and have not in the past been leaking or releasing their contents into the soil or groundwater, and are in Compliance with all applicable registration, testing, monitoring, containment, and corrosion protection requirements, the result of which would have a Material Adverse Effect. Except as disclosed on Schedule 4.19, there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into, under or from the real estate or other assets of the Company resulting in a Material Adverse Effect; and, to the Knowledge of the Company and Parent, there have been no Releases on, upon, from, under, or into any real property in the vicinity of the real estate currently owned by the Company which, through the soil, groundwater, or surface water have come to be located on or under real estate owned by the Company, the result of which would have a Material Adverse Effect. There is, to the Knowledge of the Company and Parent, no asbestos contained in or forming part of any

building, building component, structure, or office space owned or leased by the Company, except as disclosed on Schedule 4.19; and, to the Knowledge of the Company and Parent, no polychlorinated biphenyls ("PCBs") are currently used or stored at any real property owned or leased by the Company. Except as disclosed on Schedule 4.19, the Company (i) owes no fees, fines, levies or assessments associated with the existence or validity of its Environmental Permits, (ii) is in Compliance with any and all deadlines for the filing of any reports, notices, summaries, assessments or forms required by its Environmental Permits or any Environmental Laws, and (iii) is in Compliance with any and all recordkeeping, and document filing requirements under its current Environmental Permits or any currently effective Environmental Laws, related to its conduct of the Business. Except as disclosed on Schedule 4.19, to the Knowledge of the Company and Parent, all properties and equipment used in the Business have been free of methylene chloride trichloroethylene, 1, 2 transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, as such term is defined in Section 320 of the Emergency Planning and Community Right to Know Act of 1986, as amended, and subsequent to the Prior Transaction, neither Parent nor Company has received written notice that any properties and equipment used in the business of any Predecessor have not been free of any of the foregoing. Except as disclosed on Schedule 4.19, to the Knowledge of the Company and Parent, none of the real property owned by the Company is subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby. There are no outstanding notices of violation or assessments pertaining to the environmental Compliance or conditions of any facility owned by the Company known to the Company and Parent, other than those set forth on Schedule 4.19, the result of which would have a Material Adverse Effect.

4.20 Employees. Schedule 4.20 attached hereto sets forth a true and complete list of all employees of the Company including each such employee's job title, remuneration and duration of employment period. The Company is not a party to, and none of its employees is subject to, any collective bargaining agreement or other union contract, other than as disclosed in Schedule 4.20. Except as disclosed on Schedule 4.20, the Company is in Compliance with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, the failure of which would have a Material Adverse Effect, and there are, and have been during the past three (3) years, no outstanding complaints against the Company pending or, to the Knowledge of the Company and Parent, threatened before the National Labor Relations Board or any similar state or local agency, except as set forth on Schedule 4.20. Except as disclosed on Schedule 4.20, the Company enjoys good relations with its employees and there is no pending or, to the Knowledge of the Company and Parent, threatened labor trouble with or effort to organize any of its employees, and there has been no such labor trouble or, to the Knowledge of the Company and Parent, effort to organize during the past three (3) years. Except as disclosed on Schedule 4.20, the Company is not a party to any severance agreements with any of its employees.

4.21 Litigation. Except as disclosed on Schedule 4.21 attached hereto, (a) there is no Claim pending or, to the Knowledge of the Company and Parent, threatened (or any facts which could lead to such a Claim) by, against, affecting or regarding the Purchased Assets, the Business, the Company or Parent at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or

arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Purchased Assets, the Business, the Company or Parent with respect to the businesses, properties or assets of the Company.

4.22 Insurance. Schedule 4.22 attached hereto sets forth a summary of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage, benefits or coverage for any Plan described in Section 4.18, and bond and surety arrangements) to which any of the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements. The Company has not received any notice, and to the Knowledge of the Company and Parent, is not aware, of any threatened termination of, any insurance policy set forth on Schedule 4.22.

4.23 Brokers. Except as disclosed in Schedule 4.23 attached hereto, none of the Company, Parent, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Common Stock, this Agreement or the transactions contemplated hereby.

4.24 Burdensome Orders. The Company is not subject to or bound by any judgment, decree or order which has or would have a Material Adverse Effect, except as disclosed on Schedule 4.24 attached hereto.

4.25 Records and Books. The minute books of the Company have previously been made available to the Buyer and accurately record all corporate action taken by the stockholders and boards of directors and committees thereof from the date of organization through the date hereof.

4.26 Transactions with Interested Persons. Except as set forth on Schedule 4.26 attached hereto, no officer, or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of any Person which has a material contract or arrangement with the Company, except that Parent owns all of the issued and outstanding stock of the Company and certain executive officers and directors of Parent are officers and directors of the Company.

4.27 No Corrupt Practices. Neither the Company nor, to the Knowledge of the Company and Parent, any director, officer, agent, employee of the Company, in each case when acting on behalf of the Company, has used any corporate or other funds for unlawful contributions or payments relating to political activity, to government officials or established or maintained any unlawful or unrecorded funds with respect to the Business, the violation of which would have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TEI

The Buyer and TEI, jointly and severally, hereby represent and warrant to the Company and Parent as of the date hereof as follows:

5.1 Organization and Qualification. TEI is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. The Buyer is a Maryland limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. TEI is the sole member of the Buyer.

5.2 Authority; No Violation. Each of TEI and the Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement of each of TEI and the Buyer has been duly and validly authorized and approved by all necessary corporate action on the part of the Buyer and this Agreement constitutes the legal and binding obligation of TEI and the Buyer, enforceable against each of TEI and the Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Assuming the accuracy of the representations and warranties of the Company and the Parent hereunder, the entering into of this Agreement by each of TEI and the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate the provisions of (a) any applicable laws of the United States or any other state or jurisdiction in which the Buyer does business; (b) its Charter or by-laws (in the case of TEI); (c) except under TEI's current credit facility with Bank of America, N.A., any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer under or TEI, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound, or to which any property of the Buyer or TEI is subject; or (d) give to any third party any interest or rights, including rights of termination of cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Buyer or TEI, which would have a Material Adverse Effect.

5.3 Required Filings and Consents. The execution and delivery of this Agreement by each of TEI and the Buyer does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental agency or authority.

5.4 Litigation. There are no claims, suits, actions or proceedings pending or to Buyer's or TEI's knowledge, threatened against Buyer or TEI, before any court, governmental

department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

5.5 Brokers. Except for Equities Securities Partners, neither TEI nor Buyer has retained the services of any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Covenants of the Company and Parent. The Company and Parent shall keep, perform and fully discharge the following covenants and agreements:

(a) Interim Conduct of Business. From the date hereof until the Closing, the Company shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 8.1(a) hereto). Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by the Buyer and TEI, the Company, shall not:

(i) enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 5.18), or materially increase any salary or other form of compensation payable or to become payable to any current employee, other than in the ordinary course of business consistent with prior practice;

(ii) purchase any assets or real estate or any interest therein other than in the ordinary course of business;

(iii) merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of or otherwise acquire any Person;

(iv) sell, lease, transfer or otherwise dispose of or agree to sell, transfer, lease or otherwise dispose of any of its assets, properties, rights or claims, whether tangible or intangible having an aggregate book value in excess of $20,000, except in the ordinary course of business consistent with prior practice;

(v) incur any liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business consistent with prior practice;

(vi) place or permit to be placed any Lien on any of the Purchased Assets or properties, other than statutory Liens arising in the ordinary course of business;

(vii) change its accounting practices and/or procedures;

(viii) accelerate receivables or delay or postpone payment of any accounts payable or other liability, except in the ordinary course of business consistent with prior practice;

(ix) transfer any assets having a total cumulative book value in excess of $20,000 to Parent or any Affiliate or Subsidiary of Parent other than cash transferred to Affiliates in the normal and ordinary course of business consistent with past practices, or inventory of waste transferred to Affiliates for treatment, storage or disposal or activity in the ordinary course of business consistent with past practices or transfer cash to Parent consistent with Parent's cash management policy or to pay Taxes as a result of filing consolidated income tax returns or payment of management fees to Parent consistent with past practices; or

(x) agree to a mutual change or add to the terms and conditions of any Necessary Permit without the prior written approval of Buyer, which will not be unreasonably withheld;

(xi) materially increase the Company's disposal inventory by an amount not to exceed $15,000;

(xii) transfer any customer account to any of its Affiliate or any third party; or

(xiii) abandon any part of the Business that would result in a Material Adverse Effect.

(b) Access. The Company shall, upon reasonable notice, give the Buyer and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish the Buyer with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as the Buyer may from time to time reasonably request.

(c) Retained Liabilities. From and after the date hereof through the Closing Date and following the Closing, the Company and Parent agree to pay, perform and fully discharge all of the Retained Liabilities as they come due.

(d) Satisfaction of Conditions. The Company and Parent shall use their best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 herein on or prior to the Closing Date.

(e) Non-Solicitation of Employees. For the period beginning on the Closing Date and ending on the date two (2) years after the Closing Date (the "Non-Solicitation Period"), each of Parent and the Company shall not, and shall not permit any of their respective Affiliates (collectively, the "Restricted Parties" and individually, a "Restricted Party"), for its own benefit or for the benefit of any Person other than Buyer and TEI: (i) solicit, or assist any Person other than Buyer to solicit, any employees of Company listed on Schedule 4.20 to leave his employment; or (ii) hire or cause to be hired, any employee of Company listed on Schedule 4.20,

except nothing contained herein shall prohibit the Parent, Company or any of their Affiliates from hiring an employee listed on Schedule 4.20 that is not longer employed by the buyer and such employee solicits the Parent, Company or their Affiliates for employment after the termination of any such individual's employment.

(f) Non-Solicitation of Customers. During the Non-Solicitation Period, each Restricted Party shall not solicit or encourage any of the Largest Customers to divert, terminate, curtail or otherwise limit its Business Relationship (as such term is defined herein) with the Company or the Buyer. For purposes hereof, the term "Business Relationship" means the business activities conducted by the Company with each such Large Customer during the nine (9) month period ending September 30, 2007.

(g) Acknowledgements. Each of Parent and the Company acknowledges that: the above covenants are manifestly reasonable on their face. The parties expressly agree that the restrictions set forth in Sections 6.1(e) and (f) have been designed to be reasonable and no greater than is required for the protection of Buyer and are a significant element of the consideration hereunder. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.1(e) and (f) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h) No Solicitation, Confidentiality, Etc.

(i) Prior to the termination of this Agreement pursuant to Article VIII hereof, neither the Company, Parent or any of their respective agents, representatives, employees, officers and/or directors will (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of any equity security of the Company or of all or a portion of the Purchased Assets or the Business or (y) any merger, consolidation, joint venture or business combination with the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company or with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to Affiliates, officers, directors, employees and agents of the Company) without the prior written approval of the Buyer. The Buyer acknowledges that the prior distribution of material regarding the Company to interested parties shall not be deemed to violate this Section 6.1(i). The Company and Parent shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of the Company to the extent otherwise prohibited by this Section 6(i). After the Closing, upon the receipt of a written request from Buyer, the Company and Parent will promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and Parent, and provide the Buyer of written evidence of the same.

(ii) Notwithstanding anything contained in Section 6.1(h)(ii) to the contrary, the Board of Directors of Parent shall not be required to breach or violate its fiduciary duty or duties in any manner, and if, based on advise of counsel, in order not to violate its fiduciary duty or duties, the Board of Directors of Parent may require Parent to terminate this Agreement and thereafter enter into an agreement with a third party that has not been solicited by the Parent or the Company or any of their agents or Affiliates but provides a Superior Offer (as defined below). For the purpose of this paragraph "Superior Offer" means a binding offer to acquire all of the outstanding capital stock of the Company or all or substantially all of the assets of the Company on the terms that the Board of Directors of the Company determines, in good faith, after consultation with its legal counsel and its outside financial advisor, that if consummated, is more favorable to the Shareholder and its stockholders from a financial point of view than the transactions contemplated by this Agreement and will be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer. In the event of termination of this Agreement by the Company or Parent pursuant to this paragraph, at the time of such termination the Company shall within ten (10) days of such termination, and regardless of whether the transaction constituting a Superior Offer is consummated, reimburse, or cause the third party buyer to reimburse, the Buyer for the Buyer's reasonable out-of-pocket expenses incurred by the Buyer in connection with this transaction (including reasonable attorney fees incurred by the Buyer to negotiate and complete this transaction).

(i) Accuracy of Representations and Warranties. The Company and Parent will promptly notify TEI and the Buyer in writing of any facts which come to their attention that would cause any of the representations and warranties of the Company or Parent to be untrue or materially misleading in any respect.

(j) Books and Records. For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, the Company shall make all such books and records not included as part of the Purchased Assets available for inspection and copying by the Buyer and its representatives during regular business hours upon two (2) Business Days' prior notice.

(k) Lien Searches. Prior to the Closing, the Company shall conduct, or cause to be conducted by a nationally recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a lien search, including without limitation security interests and other notice filings under the Uniform Commercial Code, Tax liens, and judgment liens, of record in each jurisdiction where assets of the Company are located or in which the Company conducts the Business upon, against or affecting the Purchased Assets. The results of such lieu search shall be delivered to the Buyer within ten (10) days prior to the Closing.

(l) Further Assurances. Each of the Company and Parent shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(m) Use of Name. The Company will take such other actions within its power as may be necessary or appropriate to permit the Buyer, immediately after the Closing, to use the name "A&A Environmental Services". From and after the Closing Date, the Company shall not use the name "A&A Environmental Services" or any other name which includes such words or which is substantially similar thereto for any purpose except to refer to the business conducted by the Company prior to the Closing.

6.2 Covenants of the Buyer and TEI. Buyer and TEI hereby agree to keep, perform and fully discharge the following covenants and agreements:

(a) Employees. Except as provided in this section, the parties agree that Buyer may, at its sole and absolute discretion, after consultation with the Company, offer employment to qualified employees of the Company as of the Closing Date. Such employees who accept the offer of employment (each a "Hired Employee") will be employed by Buyer upon such terms and conditions as Buyer and such Hired Employee may agree, it being understood and agreed that Buyer shall not be responsible for any post-Closing obligations and any accrued liabilities of the Company to former or current employees not hired by Buyer. The Company shall retain, assume, bear and discharge all liabilities for any and all claims incurred or made by Hired Employees and their dependents and beneficiaries under any Plan. Buyer agrees that Hired Employees will receive full credit for service with the Company for purposes of determining eligibility and vesting under Plans of Buyer or its Affiliates. As of the Closing Date, each Hired Employee shall cease participation in any and all Plans of the Company. Notwithstanding anything in this section to the contrary, the Buyer shall retain as employees of the Buyer immediately upon the Closing a sufficient number of the Company's employees so that the Worker Adjustment and Retraining Notification Act and any other applicable state and local plant closing, mass layoffs, relocation or severance coverage laws associated with the employees of the Company are not applicable and are not required to be complied with.

(b) Satisfactory Conditions. TEI and the Buyer shall each comply with all of the conditions of Section 7.2 and accomplish to the satisfaction of the Company and Parent of the conditions precedent to Closing contained in Section 7.2 below on or prior to the Closing Date.

(c) Further Assurances. Buyer and TEI shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent and the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(d) Assumed Liabilities. From and after the Closing, the Buyer shall pay, perform and fully discharge all of the Assumed Liabilities as they become due.

6.3 Covenants of Parent, Company, TEI and Buyer.

(a) Confidentiality; Access to Information. Each party agrees to maintain in confidence any information that has been identified as non-public information and received from the other party, and to use such non-public information only for purposes of consummating the

transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to the one party or their respective agents prior to receipt from the other party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated in accordance with the terms of this Agreement, each party (x) will return, destroy or cause to be returned or destroyed to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (y) will use commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b) Regulatory Approvals. The Company and Buyer shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state or local governmental regulatory or administrative agency or authority with respect to the transactions contemplated by this Agreement (if any), and to submit promptly any information requested by any such governmental agency or authority to the extent that Buyer and Company jointly determine it is reasonable and prudent to do so. Without limiting the generality of the foregoing, the Company and Buyer shall, promptly after the date of this Agreement, prepare and file any and all notifications and certifications required under the applicable federal and state Environmental Law and bulk transfer or similar state statute. From and after the date hereof through to the Closing Date and following the Closing the Company will use its best efforts to effect the transfer to the Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Business as presently conducted, to the extent the same are by their terms transferable. The Company and Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any governmental filing. In addition, except as may be prohibited by any federal, state or local governmental agency or authority or by any Legal Requirement, each of the Company and Buyer agrees to permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any federal, state or local governmental agency or authority in connection with any such legal proceeding.

(c) Closing Memorandum. Each party agrees to fulfill each such party's obligations under the Closing Memorandum, in substantially the form of Exhibit C attached hereto (the "Closing Memorandum"), in accordance with the terms and conditions thereunder.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Buyer and TEI. The obligations of the Buyer and TEI to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company and Parent contained in this Agreement shall remain true and correct at the Closing Date as fully as if made on the Closing Date; the Company and Parent shall have performed, on or before the Closing Date, all of their respective obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and the Company and Parent shall have delivered to the Buyer an Officer's Certificate dated the Closing Date of the Company and Parent to such effect.

(b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of the Buyer could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

(c) Purchase Permitted by Applicable Laws; Legal Investment. The Buyer's purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, and (ii) shall not constitute a fraudulent or voidable conveyance under any applicable law.

(d) Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer. The Buyer and its counsel shall have received copies of such documents and papers as each of the Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Buyer. Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Buyer.

(e) Consents - Permits. The Company shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets set forth on Schedule 7.1(e).

(f) Corporate Documents. Each of the Company and Parent shall have delivered to the Buyer:

(i) an Officer's Certificate of the Secretary of the entity certifying (x) the incumbency and genuineness of signatures of all officers of the entity, as the case may be,

executing this Agreement, any document delivered by the entity at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the truth and correctness of resolutions of the entity authorizing the entry by the entity into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of its by-laws;

(ii) the Charter of the entity certified as of a recent date by the state of its incorporation; and

(iii) certificates of corporate and tax good standing and legal existence of the entity as of a recent date from the state of its incorporation and the state(s) in which it is qualified to do business.

(g) Transfer of Purchased Assets. All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to the Buyer, free and clear of all Liens (other than Liens relating to Assumed Liabilities), and all of the requisite and necessary deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents shall have been executed, delivered and, if appropriate, filed or recorded. The Company shall deliver all of the original titles to all of the vehicles that are included in the Purchased Assets.

(h) Bill of Sale. The Company shall have executed the Bill of Sale.

(i) Transfer of Necessary Permits. All of the Necessary Permits (including, without limitation, any Environmental Permit) shall have been transferred to or obtained by the Buyer on or before the Closing Date.

(j) Opinion of Counsel. The Buyer and TEI shall have received a favorable opinion, dated the Closing Date and satisfactory in form to the Buyer and its counsel, of Conner & Winters, LLP, counsel to the Company and Parent.

(k) Real Estate Purchase Agreements. The Company shall have performed and taken all action and delivered all documents required of it under each of the Real Estate Purchase and Sale Agreements to the reasonable satisfaction of the Buyer and its counsel.

(l) FIRPTA Certificate. The Company shall prepare and deliver to the Buyer a FIRPTA Certificate in substantially the form of Exhibit D attached hereto.

(m) No Material Adverse Effect. Prior to the Closing Date, there shall have been no Material Adverse Effect.

(n) Termination of Plans. The Company shall have terminated each of the Plans on terms satisfactory to the Buyer (in its sole judgment), and shall have provided evidence satisfactory to Buyer to ensure that no employee has any further rights under such Plans and that all liabilities of the Company under such Plans are fully extinguished at no cost, and with no liability to the Buyer.

(o) Employment of Craig Childres. Buyer and Mr. Craig Childres shall enter an employment agreement under which Mr. Childres agrees to serve as General Manager over the Purchased Assets under terms and conditions acceptable to Buyer.

(p) Lender Approval. Parent shall provide a written consent of Parent's and the Company's lender to this Agreement and the transactions contemplated herein, including releases and discharges of all mortgages, Liens, claims and other encumbrances on the Purchased Assets.

(q) Perma-Fix of Ft. Lauderdale, Inc. Buyer and Perma-Fix of Ft. Lauderdale, Inc. ("Perma-Fix of Ft. Lauderdale") shall enter into a subcontract agreement, in substantially the form of Exhibit E attached hereto, pursuant to which Buyer shall perform services as a subcontractor to Perma-Fix of Ft. Lauderdale for Royal Caribbean Cruise Lines in the Port of Baltimore consistent with past practice between Company and Perma-Fix of Ft. Lauderdale.

(r) Closing Memorandum. The Company and Parent shall have executed and delivered the Closing Memorandum.

7.2 Conditions to Obligations of the Company and Parent. The obligations of the Company and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Buyer and TEI in this Agreement shall remain true and correct at the Closing Date, and the Buyer and TEI shall, on or before the Closing Date, have performed all of their obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and the Buyer and TEI shall have delivered an Officer's Certificate to the Company dated the Closing Date to such effect.

(b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by the Company or Parent on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

(c) Payment of Purchase Price. The Buyer shall have delivered, via wire transfer, the Purchase Price to the Company.

(d) Real Estate Purchase and Sale Agreements. The Buyer shall have caused each of Carbon Properties and Sun Street Properties to have taken any and all actions and delivered any and all documents as required of it under each of the Real Estate Purchase and Sale

Agreements to the reasonable satisfaction of the Company and Parent and its counsel. The transaction contemplated by each of the Real Estate Purchase and Sale Agreements shall have been consummated pursuant to their terms simultaneously with the Closing.

(e) Opinion of Counsel. The Company and Parent shall have received a favorable opinion dated the Closing Date and satisfactory in form to the Company and Parent and its counsel, of Posternak Blankstein & Lund LLP, counsel to the Buyer and TEI.

(f) Closing Memorandum. Buyer and TEI shall have executed and delivered the Closing Memorandum.

(g) Lender Approval. Parent's and the Company's lender shall approve the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of TEI and Parent;

(b) Outside Date. By any party, if the Closing shall not have occurred, through no fault of such party, on the original Closing Date or on such other mutually agreed upon date on or before January 18, 2008 (the "Outside Date").

(c) Court Order. By the Buyer and TEI or Parent and Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(d) Termination by Buyer and TEI. By Buyer and TEI by notice to Parent and the Company at any time after the Outside Date if (i) a condition to the performance of Parent and the Company set forth in Section 7.1 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a default under or a breach of this Agreement shall be made by Parent and the Company that is not cured to the satisfaction of the Buyer and TEI within thirty (30) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement or in any other Purchase Document delivered by Parent and the Company pursuant hereto shall be false or misleading.

(e) Termination by Parent. By Parent by notice to Buyer and TEI at any time after the Outside Date if (i) a condition to the performance of Buyer set forth in Section 7.2 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a default under or a breach of this Agreement shall be made by Buyer and TEI that is not cured to the satisfaction of the Parent within thirty (30) days of notification thereof, or (iii) any representation or warranty

of Buyer set forth in this Agreement or in any of the Purchase Documents delivered by the Buyer and TEI pursuant hereto shall be false or misleading.

8.2 Effect of Termination and Right to Proceed. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that if Parent and the Company terminate this Agreement and within ninety (90) days of such termination either of them or any of their Affiliates enters into an agreement to sell or transfer (i) all or substantially all of the outstanding capital stock of the Company whether through or pursuant to a merger, consolidation, spinoff, dividend, share exchange, stock purchase or similar transaction, or (ii) all or substantially all of the assets of the Company, then Parent shall within ten (10) days from the date of receipt of a statement from Buyer reimburse Buyer for any and all reasonable expenses incurred by Buyer (including, without limitation, all reasonable attorneys fees) in connection with this Agreement and the transactions contemplated hereunder, up to a maximum payment of $200,000. The parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.1(h)(i), 8.2, 10.1, 10.3, 10.6, 10. 7 and 10.8. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Section 7.1 hereof have not been satisfied, the Buyer, in addition to any other rights which it may have, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Company and Parent specified in Section 7.2 hereof have not been satisfied, the Company and Parent in addition to any other rights which may be available to them, shall waive their rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. Each and every representation and warranty set forth in this Agreement shall survive until the second anniversary of the Closing Date, except with respect to the following: (a) the representations and warranties set forth in Sections 4.1, 4.2 and 4.8 (only as to title to the non-real estate Purchased Assets), which shall survive the Closing until the expiration of the applicable statute of limitations; and (b) the representations and warranties set forth in Sections 4.16, 4.17 and 4.19, which shall survive the Closing for a period of forty-two (42) months from the Closing Date. Each and every covenant set forth herein shall survive the Closing until fully performed or discharged. If, at any time prior to the expiration of the survival period set forth above with respect to any particular representation or warranty of a party, an Indemnitee delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for Losses based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice and all related indemnity obligations under this Article IX related thereto shall survive. The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such party or any of its Affiliates, agents and/or representatives. The parties recognize and agree

that the representation and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party's knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or Compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses or other remedy based on such representations, warranties, covenants, and obligations. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

9.2 Indemnification by Parent and the Company. Subject to the terms, conditions and limitations set forth in this Article IX, Parent and the Company, jointly and severally shall indemnify, defend and hold TEI, the Buyer and their respective officers, directors, consultants, employees, owners, agents, representatives and Affiliates (collectively the "Buyer Indemnitees"), harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and costs ("Buyer Losses"), in connection with any Buyer Losses which any Buyer Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following: (i) any breach of a representation or warranty by the Company or the Parent set forth in the Agreement or in any other Purchase Document, (ii) nonfulfillment of any of the covenants of the Company or Parent in this Agreement or in any Purchase Document to which it is a party; (iii) any matter disclosed on Schedule 4.21; (iv) any of the Retained Liabilities; (v) fraud or intentional misrepresentation on the part of each of the Company or Parent in connection with the representations and warranties of the Company or the Parent contained in this Agreement; (vi) any Taxes required to be paid by the Company or Parent with respect to the Purchased Assets or the Business for any period ending on or before the Closing Date; and (vii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims resulting from, arising out of or relating to any of the foregoing.

9.3 Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article IX, TEI and the Buyer, jointly and severally, shall indemnify, defend and hold the Company and Parent, and their respective officers, directors, consultants, employees, owners, agents and Affiliates (collectively, the "Company Indemnitees," and at times together with the Buyer Indemnitees, "Indemnitees"), harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and costs ("Company Losses," and at times together with Buyer Losses, "Losses"), in connection with any Company Losses which the Company Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following: (i) any breach of a representation or warranty or nonfulfillment of any of the covenants of the Buyer or TEI in this Agreement or in any other Purchase Document; (ii) any of the Assumed Liabilities; (iii) fraud or intentional misrepresentation on the part of the Buyer or TEI; (iv) the Purchased Assets or the operation of the Business by Buyer which arise after the Closing Date; and (v) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims resulting from, arising out of or related to any of the foregoing.

9.4 Notice and Opportunity to Defend.

(a) If an Indemnitee has incurred or suffered Losses for which it may be entitled to indemnification under this Article IX, such Indemnitee shall, prior to the expiration of

the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to Parent and the Company or the Buyer and TEI (as the case may be) (the "Indemnifying Party"). Each Claim Notice shall state the amount of claimed Losses (the "Claimed Amount"), if known, and the factual background and basis for such claim in reasonably sufficient detail so as to enable the Indemnifying Party to understand and respond to the Claim Notice as provided in Section 9.4(b) below.

(b) Except as set forth in clause (iv) herein, within twenty (20) Business Days after delivery of a Claim Notice, the Indemnifying Party shall provide to the Indemnitee a written response (the "Response Notice") in which the Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to the Indemnitee, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Indemnitee, (iii) contest that any of the Claimed Amount is owed to the Indemnitee, or (iv) request additional information that the Indemnifying Party believes in good faith it needs to respond to the Claim Notice, which request must be made within ten (10) Business Days after the Indemnifying Party's receipt of the Claim Notice. In the event the Indemnifying Party requests further information pursuant to the foregoing clause (iv), the Indemnitee shall provide the additional information, if any, within ten (10) Business Days, and the Indemnifying Party shall then respond as provided in the foregoing clauses (i), (ii) or (iii) within ten (10) Business Days after receipt of such additional information or notice from the Indemnitee that no further information exists. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnitee is entitled to indemnification under this Article IX. If no Response Notice is delivered by the Indemnifying Party within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnitee; provided, however, that the failure to adhere strictly to the timing provided herein shall not be a waiver of any indemnification claim or defense, except to the extent such failure causes prejudice to the other party.

(c) If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall promptly (and in any event within five (5) Business Days) pay the Claimed Amount to the Indemnitee. If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall promptly (and in any event within five (5) Business Days) pay to the Indemnitee, directly, an amount equal to the Agreed Amount set forth in such Response Notice. Acceptance by the Indemnitee of part payment of any Claimed Amount shall be without waiver to that Indemnitee's right to claim and the Indemnifying Party's obligation to pay the balance of any such Claimed Amount that is due the Indemnitee. If the Indemnifying Party in the Response Notice contests all or part of the Claimed Amount (the "Contested Amount"), the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within twenty (20) days, either may commence a lawsuit or other appropriate proceeding in a court of competent jurisdiction.

(d) The Indemnitee shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for

which indemnification pursuant to this Article IX may be sought; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability for Losses hereunder except to the extent of any Loss or material prejudice caused by or arising out of such delay. Within five (5) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnitee shall control such defense. If the Indemnifying Party assumes the defense notwithstanding the satisfaction of the foregoing conditions, the Indemnitee may object in writing within three (3) Business Days, and in the event of such objection the parties shall negotiate in good faith which party will control the defense. In the absence of agreement as to which party controls the defense within three (3) Business Days from the Indemnifying Party's receipt of an objection, the Indemnifying Party shall assume control of the defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and counsel selected by the Indemnifying Party to defend such action reasonably concludes that the Indemnifying Party and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel for all of the Indemnitees shall be considered "Losses" for purposes of this Agreement, whether or not the Indemnitee prevails in such action, suit or proceeding. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Except as provided in Section 9.4(e) below, the Indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnitee for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnitee).

9.5 Limitations on Certain Indemnification Obligations.

(a) Basket. The Buyer Indemnitees shall not assert any indemnification claim under Section 9.2(i), and Company and Parent shall have no obligation to indemnify therefore, until the aggregate amount of all claims for Buyer Losses by the Buyer Indemnitees exceeds $25,000 (the "Basket Amount"), in which event Parent will be responsible for all amounts and the liabilities, including, without limitation, the Basket Amount, subject to the Cap (as such term is defined herein).

(b) Cap. The liability of the Company and/or the Parent for all of Buyer Losses arising pursuant to Section 9.2(i) shall not exceed $1,000,000 in the aggregate (the "Cap"); except that if a court of competent jurisdiction determines in a non-appealable order that the Buyer Losses arose pursuant to (i) Section 9.2(v) above, then the Company's and/or Parent's liability for such Buyer Losses shall not exceed $4,000,000 in the aggregate; or (ii) Section

9.2(ii) above, then the Company's and/or Parent's liability for such Buyer Losses shall not exceed $2,500,000 in the aggregate.

(c) Other Remedies. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude an Indemnitee from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of an Indemnifying Party contained in this Agreement.

(d) Limitation Period. No claim for identification, defense or hold harmless under this Article IX shall be brought by any Buyer Indemnitees after the expiration of two years after the Closing Date; except for claims for Buyer Losses:

(i) as a result of breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.8 (only as to title to the non-real estate Purchased Assets), which must be brought during the applicable statute of limitations period;

(ii) as a result of breach of the representations and warranties set forth in Sections 4.16, 4.17 and 4.19, which must be brought within forty-two (42) months after the Closing Date; or

(iii) under Sections 9.2(ii)-(vi), and any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims resulting from, arising out of or relating to any of the foregoing Section 9.2(ii)-(vi), which must be brought within the applicable statute of limitations periods.

(e) Determination of Losses. If an Indemnitee proceeds with the defense of any claim all reasonable fees and expenses, including reasonable attorney's fees, relating to the defense of such Claim and/or the enforcement of its rights hereunder shall be deemed to be Losses for which such Indemnitee is entitled to indemnification hereunder whether or not the Indemnitee prevails in any such action, suit or proceeding. For purposes of this Article IX, "breach" shall be deemed to include any action, demand or claim by a third party against an Indemnitee which, if true, would give rise to a breach of a covenant, agreement, representation or warranty by an Indemnifying Party. Losses will be reduced by and to the extent that a party receives insurance proceeds under any insurance policies, risk sharing pools or similar arrangements maintained by each party in connection with any matter for which it claims indemnification, except to the extent that such receipt results in such party incurring any reimbursement obligation or any obligation for any retrospective insurance premium or similar chargeback.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

10.2 Publicity and Disclosures. Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of Parent and the Buyer, except as otherwise required by law.

10.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

if to the Buyer and TEI:

Triumvirate Environmental, Inc.
61 Inner Belt Road
Somerville, MA 02143
Attention: John F. McQuillan, President
Facsimile Transmission Number: (617) 628-8099

with a copy to:

Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199
Attention: Donald H. Siegel, P.C./David M. Barbash, Esq.
Facsimile Transmission Number: (617) 367-2315

if to Parent and the Company:

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350
Attention: Dr. Louis F. Centofanti, Chairman,
President, and Chief Executive Officer
Facsimile Transmission Number: (770) 587-9937

with a copy to:

Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Attention: Irwin H. Steinhorn, Esq.
Facsimile Transmission Number: 405-232-2695

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date

on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

10.4 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that the Company and Parent may not assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Buyer. The Buyer may assign its rights and obligations hereunder to one or more Affiliates of the Buyer.

10.5 Counterparts; Descriptive Headings; Variations in Pronouns. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.6 Severability; Entire Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable. This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Buyer and Parent.

10.7 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or the other Purchase Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

10.8 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any

subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.9 Tax Matters.

(a) The Company shall prepare and timely file any Tax Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date (the "Straddle Periods"). Such Tax Returns shall be prepared in a manner consistent with Parent and the Company's prior practice to the extent consistent with applicable law, provided that it is understood that the Company, Parent and their Affiliates file consolidated income tax returns provided that it is understood that Parent, the Company and their Affiliates file consolidated Tax Returns.

(b) If under Maryland law a particular party hereto is required to pay the real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the transfer of the Purchased Assets (collectively, the "Transfer Taxes"), then that particular party as required under Maryland law shall pay such Transfer Taxes.

10.10 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE CHOICE OF LAW RULES THEREOF).

10.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, TEI, THE COMPANY AND PARENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT, THE PURCHASED ASSETS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE COMPANY, TEI, PARENT AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY, TEI, PARENT AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

ATTEST:

____

BUYER:

TRIUMVIRATE ENVIRONMENTAL, (Baltimore), LLC.

By: _____________________________
John F. McQuillan, Jr.
General Manager

ATTEST:

____

PARENT:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By: _____________________________
Name:
Title:

ATTEST:

____

COMPANY:

PERMA-FIX OF MARYLAND, INC.

By: _____________________________
Name:
Title:

ATTEST:

____

TEI:

TRIUMVIRATE ENVIRONMENTAL, INC.

By: _____________________________
John F. McQuillan, Jr.
President